CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statement:

(1) Form S-8 pertaining to the Alternet Systems, Inc. 2007 B Retainer Stock Plan for Employees, Directors and Consultants filed on July 3, 2007, of our Report dated March 20, 2007 on the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows and the changes in stockholders’ deficit for the years ended December 31, 2006 and 2005 and the period from October 13, 2000 (inception) to December 31, 2006.

 “DMCL”
DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
July 3, 2007